As filed with the Securities and Exchange Commission on May 17, 2021

Registration No. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

NOVANTA INC.
(Exact name of registrant as specified in its charter)

New Brunswick, Canada (State or other jurisdiction of incorporation or organization)	98-0110412 (I.R.S. Employer Identification No.)

125 Middlesex Turnpike
Bedford, Massachusetts 01730
(Address of Principal Executive Offices)(Zip Code)

NOVANTA INC.
AMENDED AND RESTATED 2010 INCENTIVE AWARD PLAN
(Full title of the plan)

Robert J. Buckley, Chief Financial Officer
Novanta Inc.
125 Middlesex Turnpike
Bedford, MA 01730

(Name and address of agent for service)
(781) 266-5700
(Telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Dennis G. Craythorn, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value per share	1,750,000	$126.37	$221,147,500	$24,127.19

(1)

Represents the number of additional common shares, no par value (“Common Shares”) of Novanta Inc. (the “Company”) authorized for issuance under the Amended and Restated Novanta Inc. 2010 Incentive Award, as amended (the “Incentive Award Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Incentive Award Plan in respect of the Common Shares registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Shares.

(2)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices per share of Common Stock as reported on the Nasdaq on May 11, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Item 2.Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” “registrant” and the “Company,” or similar references, refer to Novanta Inc., unless otherwise stated or the context otherwise requires.

Item 3.Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 1, 2021;

(b)the description of our common shares contained in our Form 8-A filed with the Commission on February 10, 2011, as updated by the Description of Common Shares filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and any amendment or report which we have filed (or will file after the date of this prospectus) for purposes of updating such description;

(c)The Company’s Current Reports on Form 8-K filed with the Commission on March 23, 2021, April 16, 2021, and May 17, 2021; and

(d)The Company’s Quarterly Report on Form 10-Q for the three months ended April 2, 2021, filed with the commission on May 11, 2021.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

The Company’s by-laws require it to indemnify current or former directors and officers against expenses incurred by them in connection with each proceeding in which such officer or director is involved as a result of serving or having served at the Company’s request. The Company’s indemnification obligation covers all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment reasonably incurred by such officer or director by reason of having been an officer or director. Indemnification is not available with respect to a proceeding as to which it has been adjudicated that such person did not act honestly and in good faith with a view to the Company’s best interests, and, in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, with reasonable grounds for believing that his or her action was lawful. The above provisions are intended to follow and are subject to the limitations set forth in section 81 of the New Brunswick Business Corporations Act (“NB BCA”).

Section 81(1) of the NB BCA provides that except in respect of an action by or on behalf of the Company or a body corporate to procure a judgment in its favor, the Company may indemnify a former or current director or officer or other person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and that person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being or having been a director or officer of the Company or body corporate, if (a) that person acted honestly and in good faith with a view to the Company’s best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that that person’s conduct was lawful.

Section 81(2) of the NB BCA provides that the Company may, with court approval, indemnify a former or current director or officer or other person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and that person’s heirs and legal representatives in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if (a) that person acted honestly and in good faith with a view to the Company’s best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that that person’s conduct was lawful.

Section 81(3) of the NB BCA provides that notwithstanding anything in Section 81 of the NB BCA, a former or current director or officer or other person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and that person’s heirs and legal representatives is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity (a) was substantially successful on the merits of his defense of the action or proceeding, (b) acted honestly and in good faith with a view to the Company’s best interests, (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that that person’s conduct was lawful and (d) is fairly and reasonably entitled to indemnity.

Section 81(4) of the NB BCA provides that the Company may purchase and maintain insurance for the benefit of any former or current director or officer or other person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and that person’s heirs and legal representatives against any liability incurred by him (a) in his capacity as the Company’s director or officer, except where the liability relates to his failure to act honestly and in good faith with a view to the Company’s best interests; or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the Company’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of that body corporate.

The Company has also entered into indemnification agreements with its directors and certain officers. The indemnification agreements provide that the Company will indemnify such persons if they are, or are threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of the Company to procure a judgment in its favor. Such persons are indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein, if they acted honestly and in good faith with a view to the Company’s best interests, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing that their conduct was lawful. With the leave of the court, the Company also indemnifies such persons to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them or on their behalf if they are, or are threatened to be made, a party to or a participant in any proceeding by the Company or in its right to procure a judgment in its favor, provided that such persons acted honestly and in good faith with a view to the Company’s best interests, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing that their conduct was lawful. To the extent that such persons are a party to or a participant in and are successful (on the merits or otherwise) in defense of any proceeding or any claim, issue or matter therein, the Company will indemnify them against all expenses actually and reasonably incurred in connection with the proceedings and in connection with any proceeding or claim brought to enforce such right to indemnification. To the extent permitted by applicable law, if such persons are not wholly successful in such proceeding but are successful, on the merits or otherwise, in defense of one or more but less than all claims, issues or matters in such proceeding, the Company will indemnify them against all expenses actually and reasonably incurred in connection with (a) each successfully resolved claim, issue or matter and (b) any claim, issue or matter related to any such successfully resolved claim, issuer or matter.

The Company also has director and officer insurance policies that will insure its officers and directors against unindemnifiable costs, charges and expenses, and may also enable the Company to recover some or all of any future amounts paid pursuant to its indemnity obligations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description
4.1	Certificate and Articles of Continuance of the Registrant, dated March 22, 1999 (incorporated by reference to Exhibit 3.1 to our Form S-3 filed on March 9, 2015)

4.2	Articles of Reorganization of the Registrant, dated July 23, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on July 23, 2010)

4.3	Articles of Amendment of the Registrant, dated December 29, 2010 (incorporated by reference to Exhibit 3.2 to our Form S-3 filed on March 9, 2015)

4.4	Articles of Amendment of the Registrant, dated April 23, 2021 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on May 17, 2021)

4.5	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed on March 1, 2021)

4.6	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed on February 28, 2018)

5.1*	Opinion of Counsel (Stewart McKelvey)

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Counsel (Stewart McKelvey) (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the Registration Statement)

99.1	Amended and Restated Novanta Inc. 2010 Incentive Award Plan, as amended (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed on May 17, 2021)

* Filed herewith.

Item 9.Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on May 17, 2021.

Novanta Inc. By:/s/ Robert J. Buckley Robert J. Buckley Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Matthijs Glastra and Robert J. Buckley as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Matthijs Glastra Matthijs Glastra	Chairperson of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 17, 2021
/s/ Robert J. Buckley Robert J. Buckley	Chief Financial Officer (Principal Financial Officer)	May 17, 2021
/s/ Peter L. Chang Peter L. Chang	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 17, 2021
/s/ Lonny J. Carpenter Lonny J. Carpenter	Lead Director	May 17, 2021
/s/ Deborah DiSanzo Deborah DiSanzo	Director	May 17, 2021
/s/ Brian D. King Brian D. King	Director	May 17, 2021
/s/ Ira J. Lamel Ira J. Lamel	Director	May 17, 2021
/s/ Maxine L. Mauricio Maxine L. Mauricio	Director	May 17, 2021
/s/ Katherine A. Owen Katherine A. Owen	Director	May 17, 2021
/s/ Thomas N. Secor Thomas N. Secor	Director	May 17, 2021
/s/ Frank A. Wilson Frank A. Wilson	Director	May 17, 2021